[WRC Media    WRC Media Inc.
 Logo]        512 Seventh Avenue
              23rd Floor
              New York, NY  10018

TO:               Richard Nota
                  WRC Media Inc.
                  212-768-1150
                  Fax 212-768-1887
                  rnota@wrcmedia.com
                  ------------------
                  www.wrcmedia.com


For Immediate Release


          WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
                     REPORTS THIRD QUARTER RESULTS FOR 2002


New York, NY, November 7, 2002 - WRC Media reports third quarter results.

WRC Media's consolidated EBITDA (excluding unrestricted subsidiaries - see footnote 1) for the third quarter ended September 30, 2002 was $17.5 million, $1.4 million or 8.7% higher than the same period last year, on revenue of $56.5 million, which was $3.8 million or 6.3% lower than in 2001. Martin E. Kenney, Chief Executive Officer, commented, "In the third quarter, WRC's top line performance continued to be under pressure as a result of the current education market funding situation, but we were still able to improve our bottom-line performance, driven by cost savings initiatives implemented in the first half of 2002. This year has been a challenging year for the education market. The U.S. economic downturn which commenced in late 2001, led to a significant reduction in state budgets (more than 40 states reduced their budgets by over $40B). Although the federal money for education has increased significantly for education technology initiatives over the previous year by $3.6B or 13.4%, the reauthorization process has been slow, as changes in the process to obtain and allocate federal and state money have left previous "templates" and "processes" outdated. Acting National Title I Director, Dr. Jackie Jackson, announced in September, that final regulations would likely be published in late November or December. To the extent the final regulations are published on schedule, and the allocation to State Education Agencies of approximately 80 percent of districts' Title I funds

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occurred in October, both of these events will bolster the beginning of the
Title I purchasing cycle (which has been held up so far). While this funding has not been lost, we now believe that many purchasing decisions we had expected to close in the second-half of 2002 are shifting to 2003. All of our sales and marketing efforts continue to be geared to immediately seize the opportunities presented under the new guidelines of the Elementary and Secondary Education Act as well as the provisions of the "No Child Left Behind Act," especially our divisions which emphasize reading, test prep and assessment. We continue to believe our quality brands - Weekly Reader, the World Almanac, AGS, and Gareth Stevens children's books, which have established leadership positions in their respective markets, and strong customer loyalty, should continue to be well received by the marketplace. We continue to make prudent investments in new textbooks and test development at AGS; as well as in new World Almanac and Weekly Reader library imprints. These investments have begun to pay off- the Gareth Stevens World Almanac and Weekly Reader library imprints launched in early 2002 have been the driver behind Gareth Stevens impressive 2002 results-for the nine months ended September 30, 2002 Gareth Stevens revenue of $11.2 million exceeded the same period in the prior year by $1.7 million or 17.3% in a library market that has been severely hit by cutbacks in state education library funding. Our current outlook indicates that the operating environment will continue to be difficult in the fourth quarter for the reasons previously discussed. Therefore, we are continuing to pursue restructuring and realignment opportunities that will not negatively affect or they may even enhance the competitive position of the Company and will in the short term protect profitability. However, in the long run the new guidelines for education funding which emphasize reading, test prep and assessment as well as the requirement that supplemental materials be scientifically research-based bode well for WRC Media."

Net revenue for the third quarter of 2002, decreased $3.7 million, or 6.3%, to $56.5 million from $60.2 million for the same period in 2001. At AGS(R), sales increased $0.5 million, or 2.7%, to $19.8 million for the third quarter of 2002 from $19.3 million for the same period in 2001, primarily due to higher sales of assessment products. At Weekly Reader, sales of $11.7 million for the third quarter of 2002 were $2.0 million or 14.3% lower than the same period in 2001. This was attributable to a decrease in corporate sponsored revenue from Weekly Reader's subsidiary Lifetime Learning Systems for the three months ended September 30, 2002. Lifetime

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Learning Systems has been affected by the general decline in media advertising spending. At World Almanac Education Group, third quarter sales increased by $0.4 million, or 3.5% (World Almanac's third quarter core revenue* increased 5.1% compared to the same period in 2001), to $13.1 million from $12.7 million for the same period in 2001, primarily as a result of continued strength of World Almanac's Gareth Stevens children's library books division. At Gareth Stevens, the third quarter of 2002 revenue of $4.8 million was $1.1 million or 29.7% greater than the third quarter of 2001 driven by strong sales in wholesale and press run channels (mostly from new imprints -World Almanac Library and Weekly Reader Early Learning Library) and strong special sales. This was partially offset by a $0.5 million or 8.6% sales decrease at WAE Library Services division compared to the same period in 2001 driven by the weak library market.

At CompassLearning, total revenue decreased $3.7 million, or 26.1%, to $10.5 million for the third quarter of 2002 from $14.2 million for the same period in 2001 primarily driven by lower software revenue. CompassLearning has been the most affected by the difficult funding situation, as the primary funding sources for schools is Title 1 funding. Sales at ChildU, WRC's unrestricted subsidiary (see footnote 1 below), increased nearly $1.0 million or 273.8% to $1.3 million for the three months ended September 30, 2002 from $0.3 million for the same period in 2001 driven by sales of its online curriculum products.

-------------------------------------------------------------------------------

Net revenue for the nine months ended September 30, 2002 decreased $13.9 million, or 8.7%, to $147.2 million from $161.1 million for the same period in 2001. WRC Media consolidated EBITDA (excluding unrestricted subsidiaries - see footnote 1) for the nine months ending September 30, 2002 of $35.7 million was less than the prior year by $0.6 million or 1.8%. The lower profitability compared to prior year is driven by the lower revenue discussed above. The profitability shortfall was significantly mitigated by lower operating costs primarily the result of WRC's cost savings initiatives implemented in early 2002.


* World Almanac is no longer soliciting new subscribers for its Yearbooks since the print edition of the Funk & Wagnalls Encyclopedia was discontinued. Accordingly, Funk & Wagnalls sales of Yearbooks are naturally declining year-over-year, as it is entirely dependent upon renewal orders from existing customers.

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Operating income increased $36.7 million, or 201.4%, to $18.5 million for the nine months ended September 30, 2002, from an operating loss of $18.2 million for the same period in 2001. This improvement in income from operations was primarily driven by significantly lower amortization of goodwill and intangible assets for the nine months ended September 30, 2002 compared to the same period in 2001 associated with the Company's adoption of SFAS No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002.

Net loss before cumulative effect of change in accounting principle decreased by $33.4 million, or 73.9%, to $11.8 million compared to $45.2 million for the same period last year, primarily as a result of a $37.1 million decrease in non-cash amortization expenses for intangible assets partially offset by a $6.2 million increase in provision for income taxes associated with the Company's adoption of SFAS No. 142 "Goodwill and Other Intangible Assets." As a result of the Company's adoption SFAS No. 142, a portion of the intangible assets and goodwill recognized prior to December 31, 2001 is no longer being amortized effective January 1, 2002. The Company completed the transitional goodwill impairment test during the second quarter ended June 30, 2002, resulting in an impairment charge of $72.0 million, which was recorded as a cumulative effect of an accounting change as of January 1, 2002. The Company is required to perform impairment tests each year, or between yearly tests in certain circumstances for goodwill and indefinite lived intangibles. There can be no assurance that the results of future impairment tests will not result in a charge to earnings. The Company also recorded a non-cash deferred income tax expense of approximately $5.0 million on January 1, 2002 and $1.5 million during the nine months ended September 30, 2002, both of which would not have been required prior to the adoption of SFAS 142. The non-cash charge of $5.0 million on January 1, 2002 was recorded to increase the valuation allowance related to the Company's net operating losses. As a result of the adoption of SFAS 142, amortization will not occur during the carryforward period of the operating losses. In addition, since amortization of tax-deductible goodwill and trademarks ceased on January 1, 2002, the Company will have deferred tax liabilities that will arise each quarter because the taxable temporary differences related to the amortization of these assets will not reverse prior to the expiration period of the Company's deductible temporary differences unless the related assets are sold or an impairment of the assets is recorded. Accordingly, the Company recorded $1.5 million to increase the valuation allowance for the nine

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months ended September 30, 2002. The Company expects that it will record an additional $0.5 million to increase the valuation allowance during the remaining three months of 2002.

As of September 30, 2002, WRC Media Inc.'s cash balance was $9.1 million (which included $1.3 million of cash restricted to fund WRC Media's unrestricted subsidiary) and the face value of consolidated debt was $290.5 million. During the nine months ended September 30, 2002, WRC Media Inc. made scheduled principal payments of $4.3 million on its senior credit facilities and as of September 30, 2002, the Company had $18.0 million of availability under its revolving credit facility. For the nine months ended September 30, 2002, WRC Media and its subsidiaries' investing activities included: investment in software development of approximately $3.6 million and capital expenditures of approximately $1.0 million.

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Footnote 1:   Given the projected near-term financial performance of ChildU(TM)
              and ThinkBox(TM), WRC Media designated ChildU(TM)and ThinkBox(TM). "Unrestricted Subsidiaries" under its Credit Agreement so as to:
              (i) exclude them from all the negative covenants in the Credit Agreement, including the financial covenants, and from agreed upon affirmative covenants, representations and warranties and events of default; and (ii) Permit additional investments in ChildU(TM)and ThinkBox(TM)by WRC Media and its subsidiaries in excess of the acquisition funding requirements to fund operations, if necessary. As a result of the above-mentioned designation, ChildU(TM)and ThinkBox(TM)financial performance will not be reflected in any covenant calculations. Accordingly, Consolidated EBITDA (before unrestricted subsidiaries) is defined as WRC Media consolidated EBITDA excluding the EBITDA loss contributed by its unrestricted subsidiaries - ChildU(TM)and its investment in ThinkBox(TM).
--------------------------------------------------------------------------------

                                  * * * * * * *

WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness. WRC Media Inc. has two principal operating units:

The Assessment, Curriculum and Electronic Group is comprised of AGS(R) and CompassLearning, Inc.

       AGS(R) is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments for all ages. The company also publishes a variety of high-interest, low-reading-level textbooks for middle and high school students, as well as curriculum-based assessment software and test preparation programs.

       CompassLearning(TM) is the leader in research-driven, standards-based innovative-learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

The Reference and Periodicals Group is comprised of World Almanac Education Group, Weekly Reader Corporation and Lifetime Learning Systems.

       World Almanac Education Group, Inc. publishes the World Almanac(R), the World Almanac for Kids, Facts On File(R) news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls(R)

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       encyclopedia. The company distributes high quality print and electronic education materials to schools and libraries.

       Weekly Reader Corporation publishes Weekly Reader(R) periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek(R), published for middle and high school students.

       Lifetime Learning Systems(R) is the recognized leader in developing customized educational programs. Lifetime's programs are customized for sponsors; including corporations, nonprofit associations and government agencies that have the need to cost effectively convey important public relations and marketing messages to targeted audiences.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.


Additional links:
www.wrcmedia.com
www.agsnet.com
www.compasslearning.com
www.weeklyreader.com
www.worldalmanac.com
www.worldalmanacforkids.com
www.wae.cc
www.childu.com
www.garethstevens.com
www.thinkbox.com
www.lls-online.com

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                                 WRC Media Inc.
             For the three months ended September 30, 2002 and 2001
                                ($ in thousands)

                                                                             Actual                     Increase/(Decrease)
                                                                  -------------------------------   -----------------------------
                                                                    9/30/2002       9/30/2001             $              %
                                                                  --------------  ---------------   --------------  -------------
Net Revenue                                                            $ 56,456         $ 60,237         $ (3,781)         (6.3%)

Costs and Expenses:
       Operating costs and expenses                                      38,838           44,754           (5,916)        (13.2%)
       Depreciation                                                         693              813             (120)        (14.8%)
                                                                  --------------  ---------------   --------------  -------------
Operating Income before amortization expense                             16,925           14,670            2,255          15.4%
       Amortization of goodwill and other intangibles                     4,495           17,178          (12,683)        (73.8%)

Operating Income/(Loss)                                                  12,430           (2,508)          14,938         595.6%

Interest expense                                                          7,576            8,243             (667)         (8.1%)
Other, net (income)/expense                                                (208)             444             (652)       (146.8%)
Income taxes                                                                501              223              278         124.7%
                                                                  --------------  ---------------   --------------  -------------

Net Income (loss)                                                       $ 4,561         $(11,418)        $ 15,979         139.9%
                                                                  ==============  ===============   ==============  =============


EBITDA
       Net Income (loss)                                                $ 4,561         $(11,418)        $ 15,979         139.9%
       Depreciation and amortization of intangibles**                     5,292           17,991          (12,699)        (70.6%)
       Income taxes                                                         501              223              278         124.7%
       Interest expense                                                   7,576            8,243             (667)         (8.1%)
       Unrealized gain on hedging transactions                           (1,412)               -           (1,412)             -
                                                                  --------------  ---------------   --------------  -------------
EBITDA                                                                   16,518           15,039            1,479           9.8%
       Add: ChildU EBITDA loss                                               48              799             (751)        (94.0%)
       Add: Thinkbox EBITDA loss                                            963              282              681         241.5%
                                                                  --------------  ---------------   --------------  -------------
EBITDA  (excluding unrestricted subsidiaries)                          $ 17,529         $ 16,120          $ 1,409           8.7%
                                                                  ==============  ===============   ==============  =============

** Amount includes amortization of capitalized software costs of $104 which are included in operating costs and expenses above.

                                 WRC Media Inc.
              For the nine months ended September 30, 2002 and 2001
                                ($ in thousands)

                                                                                Actual                     Increase/(Decrease)
                                                                    ------------------------------   ------------------------------
                                                                      9/30/2002       9/30/2001            $               %
                                                                    --------------  --------------   --------------  --------------
Net Revenue                                                             $ 147,182       $ 161,131        $ (13,949)          (8.7%)

Costs and Expenses:
      Operating costs and expenses                                        112,252         125,698          (13,446)         (10.7%)
      Depreciation                                                          2,284           2,419             (135)          (5.6%)
                                                                    --------------  --------------   --------------  --------------
Operating Income before amortization expense                               32,646          33,014             (368)          (1.1%)
      Amortization of goodwill and other intangibles                       14,149          51,261          (37,112)         (72.4%)

Operating Income/(Loss)                                                    18,497         (18,247)          36,744          201.4%

Interest expense                                                           22,380          25,530           (3,150)         (12.3%)
Other, net (income)/expense                                                 1,211             915              296           32.3%
Income taxes                                                                6,684             503            6,181         1228.8%
                                                                    --------------  --------------   --------------  --------------
Net Loss before cumulative effect of change
    in accounting principle                                               (11,778)        (45,195)          33,417           73.9%
Cumulative effect of change in accounting principle                       (72,022)              -          (72,022)              -
                                                                    --------------  --------------   --------------  --------------

Net loss                                                                $ (83,800)      $ (45,195)       $ (38,605)         (85.4%)
                                                                    ==============  ==============   ==============  ==============


EBITDA
      Net Loss                                                          $ (83,800)      $ (45,195)       $ (38,605)         (85.4%)
      Depreciation and amortization of intangibles**                       16,537          53,680          (37,143)         (69.2%)
      Income taxes                                                          6,684             503            6,181         1228.8%
      Interest expense                                                     22,380          25,530           (3,150)         (12.3%)
      Accumulated effect of a change in accounting principle               72,022               -           72,022               -
      Unrealized gain on hedging transactions                              (1,619)              -           (1,619)              -
                                                                    --------------  --------------   --------------  --------------
EBITDA                                                                     32,204          34,518           (2,314)          (6.7%)
      Add: ChildU EBITDA loss                                               1,395           1,412              (17)          (1.2%)
      Add: Thinkbox EBITDA loss                                             2,100             411            1,689          410.9%
                                                                    --------------  --------------   --------------  --------------
EBITDA  (excluding unrestricted subsidiaries)                           $  35,699       $  36,341        $    (642)          (1.8%)
                                                                    ==============  ==============   ==============  ==============

** Amount includes amortization of capitalized software costs of $104 which are included in operating costs and expenses above.